Exhibit 3.2

Certificate of Amendment	Certificat de modification
Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

Groupe Santé Devonian Inc.

Devonian Health Group Inc.

Corporate name / Dénomination sociale

1023268-8

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the Canada Business Corporations Act as set out in the attached articles of amendment.	JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l'article 178 de la Loi canadienne sur les sociétés par actions, tel qu'il est indiqué dans les clauses modificatrices ci-jointes.

Hantz Prosper

Director / Directeur

2024-10-04

Date of amendment (YYYY-MM-DD) Date de modification (AAAA-MM-JJ)

Form 4	Formulaire 4
Articles of Amendment	Clauses modificatrices
Canada Business Corporations Act	Loi canadienne sur les sociétés par
(CBCA) (s. 27 or 177)	actions (LCSA) (art. 27 ou 177)

1	Corporate name
Dénomination sociale
Groupe Santé Devonian Inc.
Devonian Health Group Inc.
2	Corporation number
Numéro de la société
1023268-8
3	The articles are amended as follows
Les statuts sont modifiés de la façon suivante

See attached schedule / Voir l'annexe ci-jointe

4	Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
Richard Provencher
Richard Provencher
418-640-4427

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

SCHEDULE

TO

ARTICLES OF AMENDMENT OF

DEVONIAN HEALTH GROUP INC.

(the “Corporation”)

1.	AMENDMENT TO THE ARTICLES OF AMALGAMATION OF THE CORPORATION

1.1	The authorized share capital of the Corporation consists of an unlimited number of Subordinate Voting Shares, Multiple Voting Shares and Subordinate Exchangeable Voting Shares, all without nominal or par value.

1.2	The only issued and outstanding shares of the Corporation are 148,222,531 Subordinate Voting Shares.

1.3	The authorized share capital of the Corporation as described in Schedule A of the articles of amalgamation of the Corporation dated May 12, 2017, is amended as described below:

1.3.1	by the creation of a new class of shares, namely an unlimited number of Common Shares, which shall have attributes and characteristics as described in Schedule A of these articles of amendment of the Corporation;

1.3.2	by the conversion of the 148,222,531 Subordinate Voting Shares currently issued and outstanding into 148,222,531 Common Shares, based on one Common Share for each Subordinate Voting Share so converted;

1.3.3	after giving effect to the aforesaid conversion, repeal the Multiple Voting Shares of the Corporation, the Exchangeable Voting Shares of the Corporation and the Subordinate Voting Shares of the Corporation as well as the rights, privileges, restrictions and conditions attached thereto; and

1.3.4	by repealing Schedule A to the articles of amalgamation of the Corporation attached to its certificate of amalgamation dated May 12, 2017, and its replacement by Schedule A attached to these articles of amendment of the Corporation.

1.4	Following the amendment of the authorized share capital of the Corporation pursuant to these articles of amendment, the authorized and issued share capital of the Corporation shall consist of an unlimited number of Common Shares.

SCHEDULE A

TO

THE ARTICLES OF AMENDMENT OF

DEVONIAN HEALTH GROUP INC.

(the “Corporation”)

CAPITAL STRUCTURE

The authorized share capital of the Corporation consists of an unlimited number of common shares without nominal or par value.

COMMON SHARES

1.	The common shares, as a class, have the following attributes and characteristics:

1.1	The holder of the common shares without nominal or par value shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and to one vote in respect of each common share without nominal or par value held at all such meetings.

1.2	The holders of the common shares without nominal or par value shall be entitled to receive, for each common share they hold, dividends at such times, in such manner and in such amounts determined by the directors of the Corporation.

1.3	In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purposes of winding up its affairs, the holders of the common shares without nominal or par value shall participate rateably in the distribution of the assets of the Corporation.